CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 24, 2020 on the financial statements of the Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund and Tactical Growth Allocation Fund, each a series of Collaborative Investment Series Trust, (collectively the “Funds”), and to all references to our firm included in or made a part of this Post-Effective Amendment No. 52 under the Securities Act of 1933 and Post-Effective Amendment No. 55 under the Investment Company Act of 1940 to the Funds Registration Statement on Form N-1A (File Nos. 811-23306 and 333-221072, including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

April 29, 2020